Exhibit 4.20

Summary

of

Supplemental Agreement to the Strategic Agreement

Between

China Telecom Corp Ltd

and

China Communications Service Corporation Limited

dated June 15, 2007

We entered into a Supplemental Agreement (the “Supplemental Agreement”) to the Strategic Agreement on June 15, 2007 to expand the geographic scope of the strategic business alliance under the Strategic Agreement from six existing provinces (the “Existing Provinces”) to 13 additional provinces, municipalities and autonomous regions (the “Additional Provinces”, and together with the Existing Provinces, the “Enlarged CCS Service Areas”). The six Existing Provinces include Shanghai Municipality, Zhejiang Province, Fujian Province, Hubei Province, Guangdong Province and Hainan Province. The 13 Additional Provinces include Jiangsu Province, Anhui Province, Jiangxi Province, Hunan Province, Guangxi Zhuang Autonomous Region, Chongqing Municipality, Sichuan Province, Guizhou Province, Yunnan Province, Shanxi Province, Gansu Province, Qinghai Province and Xinjiang Uygur Autonomous Region.

Our Company undertakes to receive certain services in respect of the design, construction, project supervision and management of communication engineering projects provided by the China Communications Services Corporation Limited (the “CCS”) and all of its subsidiaries (the “CCS Group”) in relation to the Additional Provinces by adjusting our Company’s current undertaking in relation to the Existing Provinces. Our Company agrees under the Supplemental Agreement that, during the period between January 1, 2007 and December 31, 2009, provided that terms for provision of relevant services by the CCS Group are similar to other service providers, our Company’s subsidiaries in the Enlarged CCS Service Areas will, on an annual basis, accept services from the wholly-owned subsidiaries of CCS with an aggregate value of not less than 10.6% of the total annual capital expenditure incurred during that year by the relevant subsidiaries of our Company, which has taken into consideration the historical amounts of transactions between our Company, including our subsidiaries, and the business to be acquired by CCS in the Additional Provinces and the current undertaking (being not less than 12.5%) applicable to the Existing Provinces under the existing terms of the Strategic Agreement.

Our Company also undertakes to receive certain facilities management and network maintenance services provided by the CCS Group in relation to the Additional Provinces. Pursuant to the Supplemental Agreement, our Company undertakes that, during the period between January 1, 2007 and December 31, 2009, provided that terms for provision of relevant services by the CCS Group are similar to other service providers, our Company’s subsidiaries in the Enlarged CCS Service Areas will, on an annual basis, accept facilities management services from the relevant wholly-owned subsidiaries of CCS amounting to an aggregate value of not less than RMB1,780 million, which has taken into consideration the historical amounts of transactions between our Company, including our subsidiaries, and the business to be acquired by CCS in the Additional Provinces and the current undertaking (being not less than RMB1,330 million) applicable to the Existing Provinces under the existing terms of the Strategic Agreement.

For the purpose of calculation of the amount of transactions falling under the above undertaking for the year ending December 31, 2007, all transactions of the same type entered into between our Company, including our subsidiaries, and the business to be acquired by CCS in the Additional Provinces in year 2007 would be aggregated.

Annual caps for the transactions contemplated under the Strategic Agreement (as amended by the Supplemental Agreement) are subsumed under the annual caps of existing framework agreements between our Company and China Telecommunications Corporation, which have been duly approved by the independent shareholders of our Company, and such annual caps will remain unchanged.

The effectiveness of the Supplemental Agreement is conditional upon, inter alia, 1) independent shareholders’ approval of the Supplemental Agreement having been obtained; and 2) CCS having obtained the requisite independent shareholders’ approval as required under the Listing Rules of the Hong Kong Stock Exchange in respect of the Supplemental Agreement and of its proposed acquisition of certain specialized assets from China Telecommunications Corporation in the Additional Provinces.